Exhibit 99.1

GFI Group Inc. Announces Fourth Quarter and Full Year 2006 Results

•                 Fourth Quarter 2006:
—  GAAP Revenues: Up 38% to $194.1 Million
—  GAAP Net Income: Up 17% to $13.4 Million or $0.46 per Diluted Share
—  Non-GAAP Net Income: Up 25% to $16.8 Million or $0.57 per Diluted Share
•                 Full Year 2006:
—  GAAP Revenues: Up 40% to $747.2 Million
—  GAAP Net Income: Up 27% to $61.1 million or $2.09 per Diluted Share
—  Non-GAAP Net Income: Up 42% to $71.3 million or $2.45 per Diluted Share

New York, February 22, 2007 — GFI Group Inc. (Nasdaq: GFIG), an inter-dealer brokerage, market data and analytical software provider for global cash and derivative markets, today announced financial results for the fourth quarter and year ended December 31, 2006.

Highlights

•                  Total revenues increased 38% to $194.1 million for the fourth quarter of 2006 and 40% to $747.2 million for the full year 2006 compared with the same periods of 2005.

•                  Brokerage revenues rose 37% over the 2005 fourth quarter, with growth in all product categories — credit, financial, equity and commodity, which increased 10%, 34%, 50% and 93% respectively. All geographic regions demonstrated strong increases from the fourth quarter of 2005.

•                  Brokerage revenues from credit derivative transactions, which are included in GFI’s credit products category, increased 24% for the 2006 fourth quarter compared with the same period of 2005 and 32% for the full year 2006 compared with the same period of 2005.

•                  There were a total of 932 brokerage personnel at December 31, 2006, representing a net increase of 155 brokerage personnel from the end of 2005 and a gain of 105 from the end of the 2006 third quarter.

•                  Commodity product revenues and personnel totals for the fourth quarter of 2006 benefited from the acquisition of the North American brokerage operations of Amerex Energy on October 1, 2006. The acquisition was accretive to the 2006 fourth quarter as expected.

•                  Compensation and employee benefits expense as a percentage of revenues was 63.1% for the fourth quarter of 2006 compared with 63.8% in the fourth quarter of 2005 under GAAP, and 62.7% versus 63.4% for those respective periods on a non-GAAP basis.

•                  Non-compensation expense as a percentage of revenues was 26.1% for the fourth quarter of 2006 compared with 22.8% in the fourth quarter of 2005 under GAAP.  On a non-GAAP basis, non-compensation expense as a percentage of revenues was 23.7% for the 2006 fourth quarter compared with 21.0% for the same quarter of 2005.  The effective tax rate for 2006 was 40% compared to an effective tax rate of 42.9% for 2005.

•                  Net income for the fourth quarter of 2006 increased 17% to $13.4 million, or $0.46 per diluted share, compared with the fourth quarter of 2005.  On a non-GAAP basis, 2006 fourth quarter net income rose 25% to $16.8 million, or $0.57 per diluted share, compared with the fourth quarter of 2005.

•                  For the full year, net income increased 27% to $61.1 million or $2.09 per diluted share compared to 2005.  On a non-GAAP basis, net income rose 42% to $71.3 million or $2.45 per diluted share compared with full year 2005.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our record fourth quarter revenues capped a year of substantial growth for GFI.  Our strategy of having created a diversified product mix within the equity, financial, credit and energy-related derivative markets contributed to our full year revenue and net income growth of 42%, on a non-GAAP basis.   We will continue to focus on delivering top-line growth in 2007 with an emphasis on improving our operating leverage to enhance our bottom line, while at the same time further investing in electronic trading, analytical capabilities, straight through processing and clearing of OTC derivatives.

“The 38% increase in fourth quarter revenues reflected across-the-board organic growth in all product categories combined with the benefit of acquisitions and new investments made earlier in 2006.

“Those investments included the addition of our Amerex operations at the start of the fourth quarter, which expanded our presence in OTC energy markets in North America and contributed to a near doubling of our commodity product revenues in the fourth quarter.  They also included the establishment in the first quarter of our Paris office, which focuses on equity products and financial futures which enabled us to gain a foothold in Continental Europe and take advantage of strong underlying equity market interest in the fourth quarter.   Equity product revenues increased 50% for the period.

“Our 34% growth in financial product revenues in the fourth quarter reflected our investment in Asia last year as well as strong growth in Europe.

“Our continued growth in the OTC credit derivatives markets is attributable both to our leading market position and our continued and ongoing success with CreditMatch®, our electronic trading platform for credit products.

 “We continued to focus on productivity improvements in the fourth quarter. However, our non-compensation costs as a percentage of revenues increased due to product mix and costs related to acquisitions and investment in infrastructure. While our focus on reducing costs may have been masked in the fourth quarter, it is an ongoing priority for our management team.

“We will also continue to focus on maintaining momentum in our revenue growth and are excited about our prospects for the coming year. We currently expect our brokerage revenues to increase approximately 25% in the first quarter of 2007 compared with the first quarter of 2006.”

Revenues

For the fourth quarter of 2006, total revenues were $194.1 million, an increase of 38% from $140.3 million in the fourth quarter of 2005.  Excluding the effect of foreign exchange collars described below, total revenues on a non-GAAP basis were $195.2 million compared with $141.1 million in the fourth quarter of 2005, also representing an increase of 38%.

Brokerage revenues rose 37% to $185.8 million in the 2006 fourth quarter and included a 10% increase in credit products, a 34% increase in financial products, a 50% increase in equity products and a 93% increase in commodity products compared with the fourth quarter of 2005.  Fourth quarter 2006 equity product revenues included the contribution of GFI’s Paris office, which commenced operations in the 2006 first quarter. Commodity product revenues included a full-quarter contribution from the North American brokerage operations of Amerex Energy, which GFI acquired on October 1, 2006.

Revenues from analytics and data products rose 25% to $4.2 million in the 2006 fourth quarter from $3.4 million in the corresponding period of 2005.

By geographic region, fourth quarter 2006 brokerage revenues increased 29% in North America, 46% in Europe and 47% in Asia Pacific over the fourth quarter of 2005.

Expenses

For the fourth quarter of 2006, compensation and employee benefits expense was $122.5 million or 63.1% of total revenues compared with $89.5 million or 63.8% of total revenues in the fourth quarter of 2005.  On a non-GAAP basis, compensation and employee benefits expense represented 62.7% of total revenues for the 2006 fourth quarter versus 63.4% in the same period of 2005.

Non-compensation expense for the 2006 fourth quarter was $50.6 million or 26.1% of total revenues compared with $32.0 million or 22.8% of total revenues in the fourth quarter of 2005.  On a non-GAAP basis, non-compensation expense for the fourth quarter of 2006 was 23.7% of total revenues compared with 21.0% in the 2005 fourth quarter.

Earnings

On a GAAP basis, net income for the fourth quarter of 2006 rose 17% to $13.4 million, or $0.46 per diluted share, compared with $11.4 million, or $0.40 per diluted share, in the fourth quarter of 2005.  On a non-GAAP basis, GFI’s fourth quarter 2006 net income increased 25% to $16.8 million, or $0.57 per diluted share, compared with $13.5 million, or $0.47 per diluted share, in the fourth quarter of 2005.  The non-GAAP amounts exclude non-operating or non-recurring items as summarized under “Non-GAAP Financial Measures.”

Full Year Results

On a GAAP basis, for the year ended December 31, 2006, GFI’s revenues rose 40% to $747.2 million and net income increased 27% to $61.1 million, or $2.09 per diluted share, compared with the same period of 2005.  Excluding non-operating or non-recurring items described below under “Non-GAAP Financial Measures,” non-GAAP revenues for 2006 rose 42% to $751.7 million and net income increased 42% to $71.3 million, or $2.45 per diluted share, compared with 2005.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP operating income, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude the following items from the Company’s statement of operations:

•                  Amortization of acquired intangibles

•                  Interest charges on acquisition funding

•                  Certain other items that management views as non-operating or non-recurring as detailed below

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles and interest charges on acquisition funding because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for funding the acquisition or any allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets and interest charges on acquisition funding.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the fourth quarter of 2006, the difference between GAAP and non-GAAP revenues was $1.1 million and the difference between GAAP and non-GAAP net income was $3.4 million.   For full year 2006, the difference between GAAP and non-GAAP revenues was $4.5 million and the difference between GAAP and non-GAAP net income was $10.3 million.

The difference between GAAP and non-GAAP amounts for the fourth quarter of 2006 reflected the exclusion for non-GAAP purposes of:

•                  A $1.1 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract. As of December 31, 2006, there is no remaining unrealized loss to be recognized.

•                  The exclusion of $1.6 million of amortization on all acquired intangible assets.

•                  The exclusion of $1.3 million of interest on debt incurred to fund the acquisition of Amerex.

•                  The exclusion of $0.8 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) which management believes are in excess of those costs that will be required for continued compliance.

•                  The exclusion of a $0.7 million write-off of software inventory no longer being sold.

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $2.1 million.

The difference between GAAP and non-GAAP amounts for full year 2006 reflected the above items as well as the exclusion for non-GAAP purposes of:

•                  $3.4 million loss reclassified from accumulated other comprehensive loss into other income due to foreign exchange collars.

•                  The exclusion of $0.9 million of amortization on all acquired intangible assets.

•                  The exclusion of $2.6 million of costs incurred by the Company relating to its first year of compliance with the requirements of Section 404 of SOX which management believes are in excess of those costs that will be required for continued compliance.

•                  The exclusion of $2.7 million for severance costs related to the closure of a desk in the U.S. in the second quarter of 2006.

•                  The exclusion of $0.6 million of professional fee expenses related to the Company’s secondary offering in May 2006.

•                  $0.8 million accrual for the remaining rent and related charges for the Company’s vacated London office.

•                  The cumulative tax effect of excluding the items affecting full year 2006 would increase the Company’s income tax expense by $6.2 million.

The difference between GAAP and non-GAAP amounts for the fourth quarter of 2005 was the exclusion for non-GAAP purposes of:

•                  A $0.8 million loss reclassified from accumulated other comprehensive loss into other income due to the foreign exchange collars described below.

•                  The exclusion of $0.8 million of amortization on all acquired intangible assets.

•                  The exclusion of $0.1 million of interest on debt incurred to fund the acquisition of Starsupply.

•                  A $1.1 million accrual for the remaining rent plus other related charges for the former primary office in London as a result of vacating the premises in the fourth quarter.

•                  $0.3 million in duplicate rent related to the Company’s relocation to larger premises in London.

•                  The effect of excluding these items would increase the Company’s income tax expense by $1.1 million.

The difference between non-GAAP and GAAP amounts for full year 2005 reflected the above fourth quarter 2005 items as well as the exclusion for non-GAAP purposes of:

•                  A $6.7 million gain from foreign exchange collars.  In the first quarter of 2005, GFI discontinued hedge accounting for a foreign exchange collar because the rates on the contract were renegotiated, resulting in a termination of the contract and the execution of a new contract. The new contract did not qualify for hedge accounting, resulting in all unrealized gains and losses on the contract being recorded directly to earnings. The new contract was settled on June 30, 2005 for a net realized gain of $1.1 million. Unrealized losses on the original contract remained in accumulated other comprehensive loss on the balance sheet and were reclassified into earnings over the term of the original contract.  The net gain of $6.7 million was comprised of $8.4 million gains on the new contract net of $1.7 million reclassified from accumulated other comprehensive loss into earnings on the original contract.

•                  The exclusion of $0.6 million of amortization on all acquired intangible assets.

•                  $2.0 million non-cash charge associated with the revaluation to fair value of GFI’s purchase obligation for the remaining minority interest in Fenics Ltd.

•                  $0.8 million in a non-cash equity compensation charge for the fair value of stock options vested at the completion of GFI’s initial public offering in January 2005.

•                  Items related to the termination of the lease for GFI’s primary London premises and relocation to larger premises:

—      A net $1.2 million reduction in the lease termination related charges for a lease with an affiliate comprised of a $2.3 million reduction in the lease termination liability in the second quarter, offset by a $1.1 million accrual in the fourth quarter for the remaining rent and related charges as a result of vacating the premises.

—      A $1.1 million expense for accelerated depreciation for assets to be abandoned in connection with the termination of the leases for GFI’s primary London offices.

—      A $1.7 million expense for duplicate rent, representing the rent and related charges on the new London office space, which GFI has begun occupying in the fourth quarter of 2005.

•                  A $3.2 million charge in connection with newly-hired brokerage personnel to buy-out their existing employment contracts with their former employer.

•                  The effect of excluding the preceding items would increase the Company’s income tax expense by $1.5 million.

The exclusions for amortization of acquired intangible assets, interest on acquisition funding and excess SOX compliance costs were not originally presented in our previous earnings releases for 2005 and 2006 but are being presented here to permit more meaningful comparisons between the related 2005 and 2006 periods.

Conference Call

GFI has scheduled an investor conference call at 8:30 a.m. (Eastern Time) on Friday, February 23, 2007 to review its fourth quarter and full year 2006 financial results and business outlook. Those wishing to listen to the live conference via telephone should dial 866-314-5232 in North America and +44-20-7365-8426 in Europe and ask for the “GFI Group” conference call.  A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Web site. For web cast registration information, please visit the Investor Relations page at http://www.gfigroup.com.  Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc.

GFI Group Inc. (www.GFIgroup.com) is a leading inter-dealer broker specializing in over-the-counter derivatives products and related securities. GFI Group Inc. provides brokerage services, market data and analytics software products to institutional clients in markets for a range of credit, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,400 people with additional offices in London, Paris, Hong Kong, Tokyo, Singapore, Sydney, Englewood (NJ), and Sugar Land (TX). GFI provides services and products to over 2,000 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFI™, GFInet®, CreditMatch®, Starsupply®, Amerex® and FENICS®.

Forward-looking statements

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes, securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation.  Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:
GFI Group Inc.
Alan Bright
Public Relations Manager
011-44-20-7877-8049
alan.bright@gfigroup.co.uk

- FINANCIAL TABLES FOLLOW -

GFI Group Inc. and Subsidiaries
Consolidated Statement of Operations (unaudited)
(In thousands except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES:
Brokerage revenues:
Agency commissions	$151,890	$104,335	$557,895	$391,583
Principal transactions (1)	33,890	31,250	151,220	114,417
Total brokerage revenues	185,780	135,585	709,115	506,000
Analytics and market data	4,232	3,388	18,651	17,395
Contract revenue	1,092	—	6,973	—
Interest income	2,366	1,458	9,144	4,637
Other income	601	(145)	3,300	5,560
Total revenues	194,071	140,286	747,183	533,592

EXPENSES:
Compensation and employee benefits	122,465	89,511	465,554	327,345
Communications and market data	10,545	7,064	37,300	25,860
Travel and promotion	9,242	7,017	32,391	24,652
Rent and occupancy	5,511	3,447	20,559	15,450
Depreciation and amortization	6,799	4,159	19,021	15,284
Professional fees	5,397	2,507	19,152	10,700
Clearing fees	6,312	3,858	24,471	13,683
Interest	2,170	1,016	6,818	3,635
Other expenses	4,046	1,855	14,543	13,890
Contract costs	639	—	5,819	—
Lease termination costs to affiliate	(57)	1,070	(242)	(1,196)
Total expenses	173,069	121,504	645,386	449,303

INCOME BEFORE PROVISION FOR INCOME TAXES	21,002	18,782	101,797	84,289

PROVISION FOR INCOME TAX	7,593	7,363	40,719	36,186

NET INCOME	$13,409	$11,419	$61,078	$48,103

Basic earnings per share - Class A and Common stock	$0.47	$0.41	$2.15	$1.80
Diluted earnings per share	$0.46	$0.40	$2.09	$1.74

Weighted average shares outstanding - basic:
Class A common stock	—	—	—	484,426
Common stock	28,633,721	27,767,408	28,345,697	25,761,202

Weighted average shares outstanding - diluted	29,388,519	28,665,742	29,175,928	27,699,325

GFI Group Inc. and Subsidiaries
Consolidated Statement of Operations
As a Percentage of Total Revenues

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES:
Brokerage revenues:
Agency commissions	78.2%	74.4%	74.7%	73.4%
Principal transactions	17.5%	22.3%	20.2%	21.4%
Total brokerage revenues	95.7%	96.7%	94.9%	94.8%
Analytics and market data	2.2%	2.4%	2.5%	3.3%
Long-term contract revenue	0.6%		0.9%
Interest income	1.2%	1.0%	1.2%	0.9%
Other income	0.3%	-0.1%	0.4%	1.0%
Total revenues	100.0%	100.0%	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	63.1%	63.8%	62.3%	61.3%
Communications and market data	5.4%	5.0%	5.0%	4.8%
Travel and promotion	4.8%	5.0%	4.3%	4.6%
Rent and occupancy	2.8%	2.5%	2.8%	2.9%
Depreciation and amortization	3.5%	3.0%	2.5%	2.9%
Professional fees	2.8%	1.8%	2.6%	2.0%
Clearing fees	3.3%	2.8%	3.3%	2.6%
Interest	1.1%	0.7%	0.9%	0.7%
Other expenses	2.1%	1.3%	1.9%	2.6%
Cost of long-term contract	0.3%	0.0%	0.8%	0.0%
Lease termination costs to affiliate	0.0%	0.8%	0.0%	-0.2%
Total expenses	89.2%	86.7%	86.4%	84.2%

INCOME BEFORE PROVISION FOR INCOME TAXES	10.8%	13.3%	13.6%	15.8%

PROVISION FOR INCOME TAX	3.9%	5.2%	5.4%	6.8%

NET INCOME	6.9%	8.1%	8.2%	9.0%

GFI Group Inc. and Subsidiaries
Selected Financial Data (unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Brokerage Revenues by Product Categories:
Credit	61,032	55,443	252,797	219,317
Financial	39,232	29,213	156,267	116,137
Equity	44,940	29,931	173,934	98,795
Commodity	40,576	20,998	126,117	71,751

Total brokerage revenues	185,780	135,585	709,115	506,000

Brokerage Revenues by Geographic Region:
North America	91,086	70,623	326,436	256,197
Europe	79,433	54,560	321,308	211,125
Asia-Pacific	15,261	10,402	61,371	38,678

Total brokerage revenues	185,780	135,585	709,115	506,000

	As of December 31,
	2006	2005
Consolidated Statement of Financial Condition Data	$181,484	$144,148
Cash and cash equivalents	699,609	576,137
Total assets (1)	90,253	31,247
Total debt, including current portion	330,469	238,252
Shareholders’ equity

Selected Statistical Data:
Brokerage personnel headcount (2)	932	777
Employees	1,438	1,151
Number of brokerage desks (3)	175	150
Broker productivity for the period (4)	$198	$177

(1)             Total assets include receivables from brokers, dealers and clearing organizations of $174.7 million and $208.9 million at December 31, 2006 and  2005, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)             Brokerage personnel headcount includes brokers, trainees and clerks.

(3)             A brokerage desk is defined as one or more individual brokers working together at a single location that provide brokerage services with respect to one or more specific financial instruments. Brokerage desks in different locations are considered separate desks even if they focus on the same financial instrument..

(4)             Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousatnds except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

GAAP revenues	$194,071	$140,286	$747,183	$533,592
Hedge contracts(a)	1,126	819	4,533	(5,908)
Non-GAAP revenues	195,197	141,105	751,716	527,684

GAAP expenses	173,069	121,504	645,386	449,303
Non-operating adjustments:
Amortization of intangible assets	(1,610)	(848)	(2,478)	(1,454)
Interest on acquisition funding	(1,265)	(96)	(1,265)	(96)
Excess SOX costs for initial year	(752)	—	(3,373)	—
Write-off of software inventory	(679)	—	(679)	—
Severance on discontinued desk	—	—	(2,665)	—
Expenses related to secondary offering	—	—	(635)	—
Lease termination costs	—	—	(801)	—
Fenics Purchase Obligation	—	—	—	(2,030)
Equity compensation	—	—	—	(756)
Accelerated depreciation	—	—	—	(1,095)
Lease termination to affiliate	—	(1,070)	—	1,196
Duplicate rent	—	(287)	—	(2,019)
Buy-out of employment contracts	—	—	—	(3,241)
Total(b)	(4,306)	(2,301)	(11,896)	(9,495)
Non-GAAP operating expenses	168,763	119,203	633,489	439,808

GAAP income before income tax provision	21,002	18,782	101,797	84,289
Sum of reconciling items = (a) - (b)	5,432	3,120	16,429	3,587
Non-GAAP income before income tax provision	26,434	21,902	118,226	87,876

GAAP income tax provision	7,593	7,363	40,719	36,186
Income tax benefit on non- operating loss (c)	2,060	1,059	6,162	1,474
Non-GAAP income tax provision	9,653	8,422	46,881	37,660

GAAP net income	13,409	11,419	61,078	48,103
Sum of reconciling items = (a) - (b) - (c)	3,372	2,061	10,267	2,113
Non-GAAP net income	$16,781	$13,480	$71,345	$50,216

GAAP basic net income per share	$0.47	$0.41	$2.15	$1.80
Basic non-operating income per share	$0.12	$0.08	$0.37	$0.06
Non-GAAP basic net income per share	$0.59	$0.49	$2.52	$1.86

GAAP diluted net income per share	$0.46	$0.40	$2.09	$1.74
Diluted non-operating income per share	$0.11	$0.07	$0.36	$0.07
Non-GAAP diluted net income per share	$0.57	$0.47	$2.45	$1.81